Filed pursuant to Rule 433

Registration Statement No. 333-180300-03

April 2, 2014

April 2014	Brokerage

Credit Suisse Structured Product Offering List

Please find the indicative terms for our April brokerage offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales commissions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. For more information, please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Yield Alternatives

15 Month EEM EWZ High/Low Coupon Callable Yield Notes
Unless the securities are redeemed earlier, the investor is entitled to receive a coupon expected to be between [8.50% -10.50%]* per annum if a Knock-In Event does not occur. If a Knock-In Event occurs during any Observation Period, the coupon for the corresponding coupon period and each subsequent coupon period is expected to be 1.00%* per annum. Subject to Early Redemption, if a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Coupon* (per annum)	Underlying(s)	Knock-In Level*	Coupon Schedule	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QLH7	•[8.50%-10.50%]* p.a. if no Knock-In Event •Otherwise, 1.00% p.a. for remainder of term	Lowest Performing of: iShares® MSCI Emerging Markets ETF and the iShares® MSCI Brazil Capped ETF	Approximately 70%of Initial Level; American Knock-In	Quarterly coupon periods	1.75%			4/25/14	4/30/14	7/30/15

3 Year S&P 500® Index, Russell 2000® Index U.S. Equity-Linked Autocallable Step-Up Note
If a Trigger Event occurs on any Review Date, the securities will be automatically redeemed and you will be entitled to a cash payment equal to the principal amount of the securities held plus the Automatic Redemption Premium applicable to that Review Date. If a Trigger Event has not occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Trigger Event has not occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Automatic Redemption Premium*	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QLA2	If a Trigger Event occurs: •On the first Review Date, then the principal amount of the securities held plus [8.00%-8.50%]. • On the second Review Date, then the principal amount of the securities held plus [16.00%-17.00%]. •On the third Review Date, then the principal amount of the securities held plus [24.00%-25.50%].	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	1.90%			4/17/14	4/24/14	4/24/17

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Equity-Linked Alternatives

4 Year SX5E Buffered Accelerated Return Securities
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times [125% - 130%]. If the Final Level is less than the Initial Level by more than the Buffer Amount, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus (i) the performance of the Underlying and (ii) the Buffer Amount. Therefore, the investor can lose up to 85% of the principal amount of the securities held. If the Final Level is less than the Initial Level by not more than the Buffer Amount, the Redemption Amount at maturity will equal the principal amount of the securities held.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Buffer Amount	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QLL8	• If Final Level > Initial Level, then a positive return based on the percentage change from the Initial Level to the Final Level multiplied by [125-130]%. • If Final Level < Initial Level by not more than the Buffer Amount, then the principal amount. • If Final Level < Initial Level by more than the Buffer Amount, then a negative return corresponding to the depreciation of the Lowest Performing Underlying + the Buffer Amount.	EURO STOXX 50® Index	15%	2.50%			4/25/14	4/30/14	4/30/2018

4 Year SPX RTY Accelerated Barrier Notes
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times [130%-135%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QLB0	• If Final Level > Initial Level of the Lowest Performing Underlying, then a positive return based on the uncapped percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying multiplied by [130%-135%]*. • If Final Level < Initial Level of the Lowest Performing Underlying and no Knock-In Event occurs, then the principal amount. • If Final Level < Initial Level of the Lowest Performing Underlying and Knock-In Event occurs, then a negative return corresponding to the depreciation of the Lowest Performing Underlying.	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 65% of Initial Level; European Knock-In	3.00%			4/25/14	4/30/14	4/30/18

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

5 Year SPX RTY Absolute Return Barrier Notes
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times [105%-110%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held multiplied by one plus the absolute value of the Underlying Return of the Lowest Performing Underlying.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QLD6

• If Final Level > Initial Level of the Lowest Performing Underlying, then a positive return based on the uncapped percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying multiplied by [105%-110%]*.

• If Final Level < Initial Level of the Lowest Performing Underlying and no Knock-In Event occurs, then a positive return corresponding to the absolute value of the depreciation of the Lowest Performing Underlying.

• If Final Level < Initial Level of the Lowest Performing Underlying and Knock-In Event occurs, then a negative return corresponding to the depreciation of the Lowest Performing Underlying.

		Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 60% of Initial Level; European Knock-In	3.00%			4/25/14	4/30/14	4/30/19

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Contact Info.
Financial Products Group
Contact Information

Toll Free Group Number:	1-877-346-7763
Group Email Address:	structured.notes@credit- suisse.com

Credit Suisse Contact Information

Elaine Sam	James Bass	Javier Garcia	Andy Martin
elaine.sam@credit-suisse.com	james.bass@credit-suisse.com	Javier.garciagarduno@credit-suisse.com	andrew.martin@credit-suisse.com
212 325 5072	212 538 4488	212 325 0433	212 538 2645

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.